UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)                                                                                     March 26, 2010

PIONEER EXPLORATION INC.
(Exact name of registrant as specified in its chapter)

Nevada	000-53784	98-0491551
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
750 West Pender Street, Street Vancouver, British Columbia, Canada		V6C 2T7
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (604) 618-0948

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2010, Warren Robb resigned as a director and as the President, the Chief Executive Officer, and the Chief Financial Officer of Pioneer.

Also, on March 19, 2010, Thomas Brady consented to and was appointed the President, the Chief Executive Officer, and the Chief Financial Officer of Pioneer by the board of directors.  Mr. Brady is now the sole director and officer of Pioneer.

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Thomas Brady (57 years old) has been a director and the treasurer and corporate secretary of Pioneer since June 2005.  Mr. Brady was the vice-president, communications for TTM Resources Inc. from May 2004 to November 2006 and has served as a consultant from November 2006 to present.  From May 2001 to May 2004 he was the manager of information systems for Starfield Resources Inc.  Mr. Brady was a director of GTO Resources Inc. from July 2003 to December 2003.  Mr. Brady has been a consultant to Wyn Developments Inc., United Resource Group Inc. and Metalquest Minerals Inc. (formerly Sonora Gold Corp) from May 2004 to present.  From May 2003 to May 2005 he was a director and the secretary-treasurer of Chilco River Holdings Inc.  Mr. Brady has served as president of BBX Marketing Corp. (formerly Momentum Marketing Corporation) from 1992 to present.  He has been Vice President-Communications of Red Tusk Resources Inc. from May 2004 to May 2005.  Mr. Brady has been the president of the Vancouver Petroleum Club since July 2006.  Mr. Brady holds a Bachelor of Commerce degree from the University of Manitoba.

Mr. Brady intends to devote approximately 20% of his business time to the affairs of Pioneer.

Mr. Brady does not hold a directorship in any other reporting company.

There is no family relationship among the directors or officers.

During the last two years, there has been no transaction or proposed transaction that Pioneer was or is a party to in which Mr. Brady had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Pioneer Exploration Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

PIONEER EXPLORATION INC.

Dated:  March 26, 2010                                                                           By:    /s/ Tom Brady
Tom Brady – President & CEO

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